Exhibit 5.1

October 14, 2009

The Board of Directors

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Registration Statement on Form S-1 to Register an Additional $8,050,000 in Common Stock Relating to Prior Registration Statement on Form S-1 (File No. 333-162061)

Ladies and Gentlemen:

We have acted as special counsel for Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of $8,050,000 worth of shares (the “Shares”) of common stock of the Company, no par value per share (the “Common Stock”), covered by the above-referenced Registration Statement and any amendments thereto (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act.

In connection with the Shares that will be registered and issued under the Registration Statement, we have examined the following: (i) the Registration Statement to be filed by the Company with the Commission; (ii) resolutions adopted by the Board of Directors of the Company relating to authorization and approval of the registration of the Shares under the Registration Statement; and (iii) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in or incorporated by reference in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Pacific Continental Corporation

October 14, 2009

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares have been duly authorized and, when and if delivered against payment therefor in accordance with the terms of the underwriting agreement, a form of which has been filed as an exhibit to the Registration Statement, and the documents contemplated thereby, will be validly issued under the laws of the State of Oregon, and will be fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

This opinion letter is limited to the application of the laws of the State of Oregon and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters” as having passed upon certain legal matters with respect to the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

Graham & Dunn PC

/s/ Graham & Dunn PC